Exhibit 99.01

Investor Relations Contact:
Liolios Group, Inc.
Ronald Both, 949-574-3860
ron@liolios.com

SANZ COMPLETES $11 MILLION PRIVATE PLACEMENT OF SERIES A CONVERTIBLE PREFERRED STOCK

ENGLEWOOD, Colo.--(BUSINESS WIRE)—March 8, 2006--SAN Holdings, Inc. (“SANZ” or the “Company”) (OTCBB: SANZ), a nationwide provider of data storage management, system integration services and spatial data provisioning solutions today announced the closing of a private equity placement in the amount of approximately $11.0 million, including shares of a newly designated series of convertible preferred stock (“Series A Convertible Preferred Stock”) and warrants (“Warrants”) to purchase shares of the Company’s common stock.

Proceeds from the Company’s issuance of the Series A Convertible Preferred Stock and the Warrants included approximately $3.0 million of cash from third party investors and the Company’s management and $8.0 million from the exchange of debt owed by the Company to the Company’s majority shareholder, Sun Solunet, LLC, an affiliate of Sun Capital Partners II, LP. As part of the transaction and as a result of the reduction of the outstanding debt owed by the Company to Sun Solunet, LLC by means of the debt exchange and cash pay down by the Company of $1.0 million, the outstanding revolving credit facility was restructured from a $14.0 million short-term revolving credit facility to a $5.0 million, three-year term loan.

Cash proceeds received will be used for working capital and to support growth of the company’s Storage Solutions and EarthWhere™ geospatial software businesses.

SANZ CFO Bob Ogden said, “We believe this investment is a strong commitment from our new and existing shareholders. This investment strengthens our working capital and balance sheet and provides financial capacity to support the growth expectations of our Storage Solutions and EarthWhere™ software businesses.”

Monarch Capital Group, LLC served as the placement agent for the transaction.

About SANZ
SANZ is a nationwide data storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. As part of its business model, SANZ has developed specialized expertise in the data management challenges of geotechnology users. SANZ’ software product, EarthWhere, is a spatial data provisioning application that manages, processes and delivers customized spatial imagery. SANZ is a subsidiary of SAN Holdings. http://www.sanz.com.

FORWARD LOOKING STATEMENTS:
This press release contains statements that are “forward looking statements” under the Federal securities laws. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual results could vary materially from our expectations. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the company’s sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the company’s products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in our filings at the Securities and Exchange Commission.

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